Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260534

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated June 30, 2022)

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated June 30, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on August 2, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW”, respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On July 29, 2022, the last reported sales prices of the Common Shares and the Warrants on the TSX were C$11.80 and C$2.45, respectively. On August 1, 2022, the last reported sales prices of the Common Shares and the Warrants on Nasdaq were $9.32 and $1.95, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 2, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address and telephone number of registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INCORPORATION BY REFERENCE

Exhibit 99.1 of this Form 6-K is incorporated by reference into the Registration Statement on Form S-8 (Commission File No. 333-264063) of the Registrant, Algoma Steel Group Inc.

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Press Release dated August 2, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: August 2, 2022	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

Exhibit 99.1

MEDIA RELEASE

August 2, 2022

Algoma Steel Announces Final Results of Substantial Issuer Bid

SAULT STE. MARIE, Ontario, August 2, 2022 – Algoma Steel Group Inc. (NASDAQ, TSX: ASTL) (“Algoma” or the “Corporation”) today announced the final results of its substantial issuer bid (the “Offer”) under which it has purchased for cancellation 41,025,641 of its common shares (“Shares”) at a purchase price of US$9.75 per Share, for an aggregate purchase price of approximately US$400 million. Shares purchased under the Offer represent approximately 27.9% of the issued and outstanding Shares at the time that the Offer was commenced. Immediately following completion of the Offer on July 27, 2022, 105,403,930 Shares were issued and outstanding.

Based on the final count by TSX Trust Company, the depositary for the Offer (the “Depositary”), a total of 60,835,820 Shares were properly tendered and not withdrawn. As the Offer was oversubscribed, shareholders who made auction tenders at a price of US$9.75 or less per Share and purchase price tenders will have approximately 94.68% of their successfully tendered Shares purchased by Algoma (other than “odd lot” holders, whose Shares will be purchased on a priority basis). Shareholders who made auction tenders at a price in excess of US$9.75 per Share will have their Shares returned by the Depositary. Payment for the Shares accepted for purchase under the Offer will occur in accordance with the terms of the Offer and applicable law.

The Corporation expects to be eligible to recommence purchases under its normal course issuer bid after all Shares accepted for purchase under the Offer have been taken up.

To assist shareholders in determining the Canadian tax consequences of the Offer, Algoma estimates that for the purposes of the Income Tax Act (Canada), the paid-up capital per Share is approximately C$5.43 (or US$4.22, based on the Bank of Canada daily average foreign exchange rate as at the expiry of the Offer). Given that the purchase price of US$9.75 per Share exceeds the paid-up capital per Share, shareholders who have sold Shares to Algoma under the Offer will be deemed to have received a taxable dividend as a result of such sale for Canadian federal income tax purposes. The dividend deemed to have been paid by Algoma to Canadian resident persons is designated as an “eligible dividend” for purposes of the Income Tax Act (Canada) and any corresponding provincial and territorial tax legislation.

The “specified amount” for purposes of subsection 191(4) of the Income Tax Act (Canada) is US$9.42 (or C$12.13, based on the Bank of Canada daily average foreign exchange rate as at the expiry of the Offer). Shareholders should consult with their own tax advisors with respect to the income tax consequences of the disposition of their Shares under the Offer.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Shares.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include: timing for payment for the Shares accepted for purchase under the Offer, timing for Shares returned by the Depositary, estimated paid-up capital per Share and the recommencement of the Corporation’s normal course issuer bid, including the benefits and value to the Corporation’s shareholders as a result thereof. Forward-looking statements involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: number of Shares properly tendered and not properly withdrawn prior to expiration of the Offer. Risks and uncertainties include: changes in or interpretation of laws or regulations; and other risks and uncertainties as described in the Annual Report on Form 20-F filed by Algoma with the Ontario Securities Commission (the “OSC”) (available under Algoma’s SEDAR profile at www.sedar.com) and with the Securities and Exchange Commission (the “SEC”) (available at www.sec.gov), as well as in the other documents Algoma has filed with the OSC and the SEC. Forward-looking statements speak only as of the date they are made.

Although Algoma believes such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as required by law, Algoma undertakes no obligation to update or revise any forward-looking statements.

About Algoma Steel

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in Canada and Midwest USA and is the only producer of plate steel products in Canada. Algoma’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

2

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has upgraded its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, Algoma has cost cutting initiatives underway and is in the process of modernizing its plate mill facilities.

Today Algoma is on a transformation journey, investing in its people and processes, optimizing and modernizing to secure a sustainable future. Our customer focus, growing capability and courage to meet the industry’s challenges head-on position us firmly as your partner in steel.

For more information, please contact:

Mike Moraca

Treasurer and Investor Relations Officer

Algoma Steel Inc.

Phone: 705.945.3300

E-mail: IR@algoma.com

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

3